WELLCHANGE HOLDINGS COMPANY LIMITED Issuer Free Writing Prospectus Dated June [__], 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated June 10, 2024 SEC Registration No. 333 - 276946 Proposed Nasdaq Ticker: WCTCW0Gd1

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Wellchange Holdings Company Limited (“we”, “us”, or ‘our’) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1990251 / 0001213900240514 06 /ea 0201626 - 03 . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Revere Securities LLC via email : bmoreno@reveresecurities . com, or contact Wellchange Holdings Company Limited via email : power@wchingtech . com . 2 CW0

Forward Looking Statements 3 This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates . ” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed, and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : - assumptions about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items ; - our ability to execute our growth, and expansion, including our ability to meet our goals ; - current and future economic and political conditions ; - our ability to compete in the highly - competitive enterprise software solution services industry ; - our ability to maintain the competitiveness of our cloud - based software - as - a - service (“SaaS”) platforms ; - our capital requirements and our ability to raise any additional financing which we may require ; - our ability to attract clients and further enhance our brand recognition ; - our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; - trends and competition in the enterprise software solution services industry ; and - other assumptions described in this prospectus underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may and are likely to differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise .Gd0

Offering Summary WELLCHANGE HOLDINGS COMPANY LIMITED Issuer Initial Public Offering Offering Type Nasdaq Capital Market – “WCT” Proposed Listing/Symbol 2 , 000 , 000 Ordinary Shares (including 1 , 100 , 000 new Ordinary Shares issued and 900 , 000 Ordinary Shares from Selling Shareholders) (or 2 , 165 , 000 Ordinary Shares assuming that the underwriters exercise their over - allotment option in full) Shares Offered Expected to be between $ 4 . 00 and $ 5 . 00 per share Offering Price Approximately $ 4 , 400 , 000 (based on an assumed initial public offering price of $ 4 . 00 per share) excluding proceeds from the exercise of the underwriters’ over - allotment option Gross IPO Proceeds 21 , 100 , 000 Ordinary Shares (or 21 , 265 , 000 Ordinary shares if the underwriters exercise their over - allotment option in full) Shares outstanding Post - Offering 35% - Expanding service capacity 30% - Marketing and branding 20% - Internation expansion 15% - General working capital and corporate purposes Use of proceeds Revere Securities LLC Underwriter See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 4

Investment Hightlights x SMBs hold a significant position in the economy of Hong Kong x Continuous growth and development of SME startups Focus on SMBs market » Upward trend in SaaS industry in Hong Kong » Consistent growth trajectory showcases the growing reliance of businesses on cloud services Growth in SaaS industry □ Experienced team in the software and IT industry Professional Management Team □ Expansion of customer base □ Continued innovation and development Growth Strategies See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 5 CW0 CW1

Content 01. Company Overview 02. Financial Highlights 03. 04. Market Analysis 05. Our Products and Services Our Management Team See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 6

Company Overview 01. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 7CW0

Company Profile To empower our customers and users, in particular, SMBs, to accelerate their digital transformation, optimize productivity, improve customer experiences, and enable resource - efficient growth with our low - cost, user - friendly, reliable and integrated all - in - one Enterprise Resource Planning (“ERP”) software solutions . Wellchange Holdings Company Limited (US: WCT) is an enterprise software solution services provider headquartered in Hong Kong. We provide customized software solutions, cloud - based SaaS platforms, and “white - label” software design and development services. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 8 CW0 Gd1

Corporate Structure See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 9

Competitive Advantages One - stop enterprise software solutions Broad customers’ base We offer comprehensive, integrated, scalable, and one - stop enterprise software solutions customized to the needs of SMBs to manage their customer relationships and enterprise resources. We have an extensive, diversified and loyal customer base. We utilize our capabilities, combined with our personalized approach, to solve our customers’ innovation challenges and to broaden the scope of our relationship over time. We identify our customers’ business needs and develop customized software solutions to enable digital transformation for them. We believe that our portfolio of products and services, and our business model allow us to attain high customer satisfaction. Growth in customized solution services See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 10

Growth Strategies To further leverage our existing reputation and expertise in relation to the Hong Kong market, we intend to continue to invest in sales and marketing efforts to maximize our customer base in Hong Kong. We continue to focus on strengthening our partnerships, leveraging our proximity, and understanding the unique needs of our customers. Our e - marketing service includes search engine optimization (SEO), which involves structuring or editing a website to improve its placement in search results. We will continue to adapt and deliver innovative solutions, software, software delivery model, and features to the market and provide enhanced functionality to our existing products and platform. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 11

Our Products and Services 02. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 12

Products Lines Customized Software Solutions Three Primary Product Lines See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. White - label Products MR. CLOUD Our proprietary SaaS platform subscription services 13

» Provide customized software solutions based on customers’ specifications » Experienced partner for SMBs to design, develop, integrate, test, deploy, and support high - quality customized applications, software, websites, and IT solutions » Develop customized ERP and CRM solutions deployed on multiple platforms □ iOS, Android, Windows, and Mac OS » Mobile Application Development Services » Web Development Services » Desktop Software Development Customized IT Solutions See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 14

» Launched in summer of 2020 » Our proprietary cloud - based SaaS ERP software platform developed in response to the increasing demand from our SMBs customers » Accessible, Affordable, Comprehensive, and User - friendly » Lower - priced and Easier - to - implement technology solutions » Ten modules » Human Resources Management, Project Management, Email Marketing Automation, Financial and Accounting Management, Quotation and Invoice Management, Inventory Management, Group Messenger, Customer Relationship Management (CRM), Sales Management and File Management » Security, Upgrade, Flexible and Lower up - front cost MR. CLOUD See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 15

» White Label software - self - developed software to corporate customers » Unbranded software, onto which our customers add their own branding and then resell access to the software » customize white - label software/applications and integrate custom features into the default white - label applications and software per our customers’ needs » Recognized by several major players in the IT industry x Rich of years of on - market experience x Proprietary software technology x Expertise accumulated from serving SMBs in various industry verticals and business sections x Our reputation and quality of services White Label See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 16

Our Management Team 03. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 17

Management Team Tang Chi Hin Chief Technology Officer • Software Engineer, Pureblue Limited, January 2005 to December 2021 • Programmer, Sun Hing Steel Furniture Fty Ltd . , May 2004 to December 2004 • Software Consultant, Power Infinite Limited, May 2003 to March 2004 • Web Programmer, PhotoChina . cc Limited, May 2002 to March 2003 • Web Programmer, Game 2 game . com Limited, April 2000 to February 2001 • Bachelor’s degree in Computing of E - commerce, University of South Australia, 2005 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Shek Kin Pong Founder, CEO and Chairman • Senior Java Programmer, Creative Way Technology Limited, 2001 to 2012 • Programmer, STK Technology Limited, 2000 to 2001 • Web Developer, Logicspace Limited, 2001 • Level 7 Strategic Management and Leadership Diploma from Hedon Academy in 2022 • MBA, Anglia Ruskin University, in 2023 Au Ho Chi Chief Financial Officer • CFO and Director, Life Asia Capital Limited, October 2018 to June 2022 • CFO and Director, Creative Veggie Limited, September 2014 to September 2018 • Independent Non - Executive Director, Black Box Entertainment Ltd . , July 2023 to present • Audit Senior Associate, PricewaterhouseCoopers, September 2007 to June 2011 • Finance Manager, Eternal Optical and Perfumery (Far East) Limited from July 2011 to April 2013 • Bachelor of Business and Administration degree, The Hong Kong University of Science and Technology, 2007 18 CW0

Board of Directors • Mr. Shek Kin Pong - Chairman • Mr. Au Ho Chi – Director • Mr. Tang Chi Hin – Director □ Mr. Michael Chung Fai Ng – Audit Committee Chairman □ Mr. Chu Chi Hong – Compensation Committee Chairman □ Ms. Bai Yang – Nominating and Corporate Governance Committee Chairman □ Mr. Lau Yun Chau – Member of Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 19

Market Analysis 04. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 20

» In Hong Kong, SMBs hold a significant position in the economy, accounting for a substantial portion of the business landscape . » From 2018 to 2022 , the number of SMBs increased to 336 . 6 thousand in 2022 with a CAGR of 0 . 2% , and its proportion to all enterprises remained stable with a slight increase to 98 . 3% . » With these initiatives in place and the growing macro economy, it is anticipated that the proportion of SMBs in Hong Kong will keep stable, and the number of SMBs will grow with the total number of enterprises, at a CAGR of 0 . 7 % from 2022 to 2027 . Macroeconomic analysis of SMBs in HK See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 21 ** Source data extracted from China Insights Consultancy’s industry.CW0

□ As a leading business centre in the Asia Pacific region, Hong Kong keeps increasing its competitiveness in the IT sector. □ In 2018, the industry’s total market size in terms of revenue was US$904.0 million. The size expanded to US$1,022.0 million in 2022 with a CAGR of 3.1%, demonstrating steady growth over the past four years. □ Looking ahead, the market is projected to expand further, reaching US$1,448.0 million by 2027, indicating a CAGR of 7.2% during 2022 to 2027. Market size of software solutions industry in HK See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 22 ** Source data extracted from China Insights Consultancy’s industry.CW0

□ The cloud services industry is gaining increasing attention in Hong Kong. □ SaaS sector experienced an increase from US$258.4 million to US$754.9 million from 2018 to 2022 with a CAGR of 30.7%. □ The SaaS industry in Hong Kong is expected to continue the upward trend, from US$754.9 million to US$1,236.0 million at a CAGR of 10.4% during 2022 to 2027. Market size of SaaS in HK See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 23 ** Source data extracted from China Insights Consultancy’s industry.CW0

Market Drivers, Trend, and Challenges Increasing demand of digital transformation to achieve automation by SMBs Development of E - commerce in Hong Kong Development of online payment Paperless will become the new era with a focus on environmental sustainability Advancement of underlying technology Government initiatives to promote innovation and technology See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 24 ** Source data extracted from China Insights Consultancy’s industry.CW0

□ The software solutions industry in Hong Kong is a competitive and dynamic market . □ In 2022 , there were more than 15 , 000 participants in Hong Kong’s information and communications industry » About 70 % of them involved in IT sector » accounting for 3 % of the total number of enterprises in Hong Kong □ From 2018 to 2022 , the number of players in the information and communications industry in Hong Kong has grown by about 5% □ Competitive landscape fosters innovation to meet the evolving needs of businesses in Hong Kong and beyond . Competitive landscape See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 25 ** Source data extracted from China Insights Consultancy’s industry.CW0

Financial Highlights 05. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 26

Financial Highlights 1 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 27 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 For the year ended December 31, 2022 For the year ended December 31, 2023 1,671,117 2,489,995 1,318,155 1,942,365 780,648 937,609 INCOME STATEMENT (Audited) Revenue Gross Profit Net Income 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% FOR THE YEAR ENDED DECEMBER 31, 2022 FOR THE YEAR ENDED DECEMBER 31, 2023 78.9% 78.0% OPERATING MARGIN (Audited) Gross Profit MarginCW0CW1

Financial Highlights 2 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 28 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 3,000,000 3,500,000 AS AT DECEMBER 31, 2022 AS AT DECEMBER 31, 2023 2,313,683 3,297,495 811,973 1,996,894 1,501,710 1,300,601 Balance Sheet (Audited) Total Asset Total Shareholders' Equity Total Liability Gd0

WELLCHANGE HOLDINGS COMPANY LIMITED Issuer ● Shek Kin Pong Founder, CEO and Chairman ● Tel (+852) 9171 - 0926 ● Email power@wchingtech.com REVERE SECURITIES LLC Underwriter ● Bill Moreno Chairman & CEO ● Tel +1 - 212 - 688 - 2082 ● Email bmoreno@reveresecurities.com Contact Details Webs for SEC filings and financial data and Webs for WELLCHANGE HOLDINGS COMPANY LIMITED https : //www . sec . gov/ https : //www . wchingtech . com/ See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 29